EXHIBIT 12.1

Ladenburg Thalmann Financial Services Inc.
Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(dollars in thousands)
(unaudited)

	Nine Months Ended September 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges

Income (loss) before income taxes	$1,326	$(12,286)	$(11,695)	$10,006	$2,404	$(14,892)
Add: Fixed charges	3,987	7,486	8,435	9,337	17,534	26,741

Income (loss) before income taxes and fixed charges	$5,313	$(4,800)	$(3,260)	$19,343	$19,938	$11,849

Fixed Charges:
Total interest expense	$1,599	$4,262	$5,169	$6,990	$15,438	$24,541
Interest factor in rents (1)	2,388	3,224	3,266	2,347	2,096	2,200

Total fixed charges	$3,987	$7,486	$8,435	$9,337	$17,534	$26,741

Ratio of earnings to fixed charges	1.3	*	*	2.1	1.1	*

* Deficiency of earnings available to cover fixed charges	$—	$(12,286)	$(11,695)	$—	$—	$(14,892)

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Income (loss) before income taxes	$1,326	$(12,286)	$(11,695)	$10,006	$2,404	$(14,892)
Add: Fixed charges	3,987	7,486	8,435	9,337	17,534	26,741

Income (loss) before income taxes and combined fixed charges and preferred stock dividends	$5,313	$(4,800)	$(3,260)	$19,343	$19,938	$11,849

Fixed Charges:
Total interest expense	$1,599	$4,262	$5,169	$6,990	$15,438	$24,541
Interest factor in rents (1)	2,388	3,224	3,266	2,347	2,096	2,200
Preferred stock dividends (2)	40,043	50,730	46,847	28,740	11,518	—

Total combined fixed charges and preferred stock dividends	$44,030	$58,216	$55,282	$38,077	$29,052	$26,741

Ratio of earnings to combined fixed charges and preferred stock dividends	*	*	*	*	*	*

* Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$(38,717)	$(63,016)	$(58,542)	$(18,734)	$(9,114)	$(14,892)
(1) One-third of rent expense is the portion deemed representative of the interest factor.
(2) The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.